As filed with the Securities and Exchange Commission on July 8, 1996

                                                       Registration No.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                -----------------

                           PAGING PARTNERS CORPORATION
             (Exact name of registrant as specified in its charter)

           Delaware                                        22-3281446
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                         Identification No.)

                              Freehold Office Plaza
                         4249 Route 9 North, Building 2
                           Freehold, New Jersey 07728
                                 (908) 409-7088
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 ---------------

RICHARD J. GIACCHI                            Copy to: VINCENT J. McGILL, ESQ.
Freehold Office Plaza                                  PHILLIPS NIZER BENJAMIN
4249 Route 9 North, Building 2                           KRIM & BALLON LLP
Freehold, New Jersey 07728                             666 Fifth Avenue
(908) 409-7088                                         New York, New York 10103
(Name, address, including zip code                     (212) 977-9700
and telephone number, including area
code, of agent for service)

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

- --------------------------------------------------------------------------------------------------------------------------
                                              CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------------------------------------------------
Title of each class of                              Proposed Maximum         Proposed Maximum
   securities to be                                Offering Price Per    Aggregate Offering Price   Amount of Registration
      registered        Amount to be registered       Security (1)                  (1)                      Fee
- --------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01
par value per share             857,143                  $2.875               $2,464,286.13                $849.75
==========================================================================================================================

(1) Pursuant to Rule 457(c), the maximum offering price per security and maximum aggregate offering price of the Common Stock have been calculated on the basis of the average of the high and low sale prices of the Common Stock, as reported by the Nasdaq SmallCap Market on July 1, 1996.

                        ---------------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                    Subject To Completion, Dated July 8, 1996


                         857,143 shares of Common Stock

                           PAGING PARTNERS CORPORATION

     This Prospectus relates to the resale of 857,143 shares (the "Shares") of common stock, $.01 par value per share ("Common Stock"), of Paging Partners Corporation, a Delaware corporation (the "Company"), from time to time for the account of certain securityholders of the Company (the "Selling Stockholders").

     The distribution of the Common Stock by the Selling Stockholders or by their respective pledgees, donees, transferees or other successors in interest may be effected from time to time in one or more transactions for their own accounts (which may include block transactions) on the Nasdaq SmallCap Market ("Nasdaq"), or on any exchange on which the Common Stock may then be listed in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), through short sales, sales against the box, puts and calls and other transactions in securities of the Company or other derivatives thereof, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling Common Stock to or through broker-dealers, including broker-dealers who may act as underwriters, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of Common Stock for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders may also sell Common Stock pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), or may pledge Common Stock as collateral for margin accounts and such shares of Common Stock could be resold pursuant to the terms of such accounts. The Selling Stockholders and any other participating brokers and dealers may be deemed to be "underwriters" as defined in Section 2(11) of the Securities Act. See "THE SELLING STOCKHOLDERS" and "PLAN OF DISTRIBUTION."

     The Common Stock of the Company is traded on the Nasdaq SmallCap Market under the symbol "PPAR." The last sale price for the Common Stock, as reported on Nasdaq on July 1, 1996, was $2.875.

     None of the proceeds from the sale of the Common Stock by the Selling Stockholders will be received by the Company. The Company has agreed to bear all expenses, other than selling commissions and fees, in connection with the registration and sale of the Common Stock being offered by the Selling Stockholders. See "PLAN OF DISTRIBUTION."

     See "RISK FACTORS," which appear on pages 7 through 9 of this Prospectus, for certain considerations relevant to an investment in the securities offered hereby.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



           The date of this Prospectus is _____________________, 1996

     No dealer, salesman, or any other person has been authorized to give any information or to make any representations or projections of future performance other than those contained in this Prospectus, and any such other information, projections or representations, if given or made, must not be relied upon as having been so authorized. The delivery of this Prospectus or any sale hereunder at any time does not imply that the information herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation.


                                TABLE OF CONTENTS

                                                                       Page
                                                                       ----
Available Information..................................................  2
Incorporation of Certain Documents by Reference........................  3
The Company............................................................  4
The Offering...........................................................  6
Risk Factors...........................................................  7
The Selling Stockholders............................................... 10
Plan of Distribution................................................... 11
Use of Proceeds........................................................ 11
Legal Matters.......................................................... 11
Experts................................................................ 12

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 75 Park Place, New York, New York 10007, and at 500 West Madison Street, Northwestern Atrium Center, Suite 1400, Chicago, Illinois 60661-2511. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may also be obtained through the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, exhibits and schedules.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission (File No. 1-13002) pursuant to the Exchange Act are incorporated by reference in this Prospectus:

(1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, as amended by Form 10-KSB/A.

(2) The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1996.

(3)  The Company's Report on Form 10-C as filed on May 15, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. The Company will provide a copy of any or all of such documents (exclusive of exhibits unless such exhibits are specifically incorporated by reference therein), without charge, to each person to whom this Prospectus is delivered, upon written or oral request to: Paging Partners Corporation, Freehold Office Plaza, 4249 Route 9 North, Building 2, Freehold, New Jersey 07728, (908) 409-7088, Attention: Mr. Richard J. Giacchi.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                   THE COMPANY

     The following summary is qualified in its entirety by the more detailed information and financial data appearing elsewhere or incorporated by reference in this Prospectus. Investors should carefully consider the information set forth under the heading "RISK FACTORS."

     Paging Partners Corporation (the "Company" or "Paging Partners") operates technologically advanced radio common carrier paging systems which provide one-way wireless messaging services. The Company's Metro System, which broadcasts on 931.7875 MHz (the "Metro System"), initially focused on the New York Metropolitan area and currently provides service over portions of five states (New York, New Jersey, Connecticut, Pennsylvania and Delaware). The Company commenced construction of its Metro System in November 1990, initiated service in June 1991, and since that time has experienced rapid growth in the number of pagers served by and revenues generated from its Metro System. The Company purchased certain licenses in the Baltimore/Washington area for the
931.7875 MHz frequency and related assets, and will seek to expand the service area of its Metro System from the New York metropolitan area to Baltimore/Washington, D.C.

     During 1994 the Company obtained licenses from the Federal Communications Commission ("FCC") to construct a paging system (its "Corridor System" and, together with the Metro System, the "Systems" and each individually, a "System") operating on a single frequency (929.6375 MHz) in the territory extending along Interstate I-95 from Baltimore/Washington to Boston (the "Northeast Corridor"). The Company has completed sufficient construction of the Corridor System to ensure exclusive operation on the 929.6375 MHz frequency throughout the Corridor, including the metropolitan areas of Baltimore/Washington, D.C., Philadelphia, New York and Boston, and now provides continuous service from Boston to Washington, D.C. Because the Corridor System is independent of the Company's Metro System, the Company continues to operate both Systems, and has the flexibility to provide Resellers customized access to service on either System.

     To date the Company has not provided its services directly to paging subscribers. The Company has acted exclusively as a wholesaler and offered access to its Systems to paging service companies, retailers and other third parties which, in turn, directly solicit and service subscribers. In addition, the Company has solicited private network operators, radio common carriers ("RCCs") and other service providers (collectively with the paging service companies, retailers and other parties described in the preceding sentence, "Resellers") which have a need for bulk paging or data transmission in the territories serviced by the Company's transmission facilities. To increase the penetration of its Systems, the Company has recently commenced the direct solicitation of larger businesses, hospitals and other organizations which provide pagers to their employees. Such larger organizations are not viewed by Management as the traditional customer of the Company's Resellers and Management believes that Resellers will not view such sales activity by the Company as a competitive threat. Accordingly, Management believes that Resellers will remain more likely to sell the Company's services than those of other paging system operators which actively compete with Resellers for the business of individual and smaller subscribers, although there can be no assurance this, in fact, is the case. The Company believes that by relying upon Resellers to service individual and smaller subscribers, it can successfully develop and market its paging systems without the cost of the in-house sales and service personnel otherwise necessary to solicit and service individual subscribers.

     By utilizing technologically advanced transmission systems, the Company emphasizes and has been successful in providing high quality services targeted toward the higher end of the paging market - pagers which receive alphanumeric messages (i.e., messages consisting of both numbers and letters). Consequently, the proportion of the pagers serviced by the Company which are alphanumeric far exceeds the industry average. As part of its emphasis of data transmission and alphanumeric services, the Company is developing proprietary software which will enable the Company to receive, format and transmit large quantities of information received from multiple sources so that Resellers can offer subscribers the ability to receive customized information on topics preselected by the subscriber.

     The Company's emphasis on alphanumeric services is highlighted by its AlphaPlus(TM) and AlphaPlus(TM) E-Mail software and services, and most recently, by its joint announcement with Motorola, Inc. that it intends to make branded information services available over its Systems. AlphaPlus(TM) allows subscribers to select from information services provided by the Company (such as customized dispatching, traffic, sports, weather, financial updates and news headlines), the content to be received by their pagers. AlphaPlus(TM) E-Mail allows subscribers to receive LAN-based E-Mail messages on their pagers without having to establish an Internet address. The Company's AlphaPlus(TM) E-Mail software copies messages directly from the subscriber's E-Mail software, including Microsoft Mail, cc: Mail, and Lotus Notes, to his or her pager allowing the subscriber to review his or her E-Mail as it is received. The Company's agreement with Motorola will allow the Company to supplement its AlphaPlus(TM) offerings by making available over its Systems branded information services developed by Motorola through its alliances with leading service providers. The first of these services, ESPNET.To.Go, a sports news service developed in conjunction with ESPN, was made available in May 1996.

     The Company's principal executive offices are located at Freehold Office Plaza, 4249 Route 9 North, Building 2, Freehold, New Jersey 07728, (908) 409-7088.

                                  THE OFFERING

Securities offered by the Selling
  Stockholders.....................  857,143 shares of Common Stock held by various individuals and entities.

Common Stock outstanding
  (before and after the offering)..  5,657,143 shares (1)

Nasdaq symbol......................  PPAR

Risk Factors.......................  See "RISK FACTORS" for a discussion of certain factors to be considered by
                                     prospective investors.

- ----------

(1) Does not include (i) 253,500 shares of Common Stock issuable upon exercise of options previously granted under the Company's 1993 Stock Option Plan,
     (ii) 1,800,000 shares of Common Stock reserved for issuance upon exercise of warrants held by the public (the "Public Warrants"), or (iii) 340,000 shares of Common Stock reserved for issuance upon exercise of warrants held by GKN Securities Corp. (the "GKN Warrants") to purchase 170,000 "Units," each Unit consisting of one share of Common Stock and one warrant to purchase one share of Common Stock. See "RISK FACTORS - Adverse Consequences Associated with Substantial Shares of Common Stock Reserved for Issuance."

                                  RISK FACTORS

     In evaluating the Company and its business, prospective investors should carefully consider the following risk factors in addition to the other information contained and incorporated by reference herein before purchasing the shares of Common Stock offered pursuant to this Prospectus.

     Accumulated Losses; Capital Deficiency; Net Working Capital Deficiency; Uncertainty of Financial Results. The Company commenced operations in November 1990 and has accumulated net losses of $5,471,000 through March 31, 1996. The Company generated a net loss of approximately $658,000 during the first quarter of 1996 and management does not expect the Company to operate profitably during 1996. There can be no assurance that the Company will operate profitably in the future. The Company will only be able to recoup the amounts spent to date, if at all, if it can attract significantly increased numbers of subscribers to its Systems, enabling it to operate such Systems profitably.

     No Assurance of Successful Marketing of Systems. There can be no assurance that the Company will be successful in its efforts to market its Systems. If the Company does not attract significantly increased numbers of subscribers to its Systems, the Company will not be able to operate its Systems profitably.

     No Assurance of Successful Software Development. The Company has devoted and intends to devote substantial amounts to the development of software designed to facilitate the receipt and transmission of data. Although such efforts to date have resulted in the development of software used to provide new services, there can be no assurance that the Company's current or future software development efforts will result in marketable products or services.

     Possible Need for Additional Financing. The Company will continue to incur substantial costs in the immediate future in connection with its efforts to market its Systems and develop proprietary data receipt and transmission software. The Company may need additional financing to develop its operations to the stage where it will be generating sufficient cash flow to continue its operations without additional financing. Should the Company need additional funds, no assurance can be given that such funds will be available on terms favorable to the Company, if at all. Substantially all of the Company's assets are pledged to secure its obligations under its existing Credit Agreement with Motorola, Inc. This lien may adversely affect the Company's ability to obtain additional financing, if required.

     Competition; Rapid Technological Change. The Company's Systems face significant competition from other wireless communications services. Many of the Company's competitors, which include local, regional and national paging companies, some of which are owned by regional telephone companies, possess greater financial, technical and other resources than the Company. Moreover, certain competitors in the paging industry offer broader coverage than that provided by the Company's Systems and certain competitors follow low-price discounting strategies to expand market share. There can be no assurance that the Company will be able to compete successfully.

     The communications industry is characterized by rapid technological change. Future technological advances may result in new services or products directly competitive with the paging and data transmission services provided by the Company. A variety of wireless one-way and two-way communication technologies, including cellular telephone service, personal communications services, enhanced specialized mobile radio, data networks and mobile satellite services, currently are in use or under development. These technologies could result in increased capacity and efficiency for wireless two-way communication and, accordingly, could result in increased competition for the Company. There can be no assurance that the Company would not be adversely affected by such technological developments. Large manufacturers dominate technology development and changes in their product distribution or entry into the market as service providers could reduce the Company's access to technology and harm its growth prospects.

     Recent legislative changes and regulatory changes proposed by the FCC are aimed at encouraging technological advances and new services. In addition, the FCC has authorized additional radio spectrum to be made available for wireless communications services, including two-way paging and has auctioned off substantial portions of this spectrum. There can be no assurance that the Company will not be adversely affected by such technological change or regulatory developments.

     The FCC has stated that the future issuance of licenses such as those held by the Company will generally be subject to competitive bidding. Competitive bidding requirements could adversely impact the Company's ability to enter new markets.

     Regulation. As a participant in the paging industry, the Company is subject to legislation adopted by Congress and the several state legislatures and to regulation by the FCC and various state regulatory agencies with respect to licensing, the transfer of licenses and other matters. There can be no assurance that those regulatory bodies will not adopt legislation or regulations or take other actions that would have a material adverse effect on the business of the Company. Changes in regulation of the Company's paging business or the allocation of radio spectrum for services that compete with the Company's business could adversely affect the Company's results of operations.

     Dependence Upon Resellers. Unlike most paging companies, the Company relies on Resellers to market its paging systems to potential subscribers. Although management believes that this is the most efficient way to market the Company's Systems, the Company is dependent upon the distribution efforts of others to solicit and service subscribers for its Systems. There can be no assurance that the Company will be able to recruit a sufficient number of Resellers to increase or even maintain the growth of the Systems.

     Dependence Upon Key Personnel. The Company is highly dependent upon the services of Mr. Richard Giacchi, its President and Chief Executive Officer, and Mr. Leonard Fink, its Chairman of the Board. These individuals are responsible for the construction of the Company's paging systems, its marketing efforts and the formulation of the Company's growth strategy. The loss of the services of either of these individuals could have a material adverse effect on the Company. The Company entered into five-year employment agreements with Mr. Giacchi and Mr. Fink, which became effective May 19, 1994. Mr. Fink's employment agreement permits him to engage in other non-competing business activities so long as they do not substantially interfere with his obligations to the Company. The Company has key man insurance on the lives of Mr. Giacchi and Mr. Fink in the amounts of $1,750,000 and $1,000,000, respectively.

     Control by Principal Stockholders. Mr. Fink, Mr. Giacchi and members of their immediate families own, and will continue to own, approximately 35% of the outstanding Common Stock and may be in a position to elect the entire Board of Directors and control the operations and policies of the Company.

     Volatility. The market price of the Common Stock has been volatile. There has been significant volatility in the market prices of securities of other companies in the wireless communications industry. Factors such as announcements of technological developments or new products, governmental regulatory actions, variations in quarterly operating results, developments in patent or other proprietary rights, and general market conditions may have a significant effect on the market price of the Common Stock.

     Possible Adverse Effect on Market Prices of Shares Eligible for Future Sale. 3,857,143 shares of Common Stock currently outstanding are "restricted securities" as that term is defined in Rule 144 under the Securities Act and under certain circumstances may be sold without registration pursuant to that Rule. Of the 5,657,143 shares currently outstanding, 60,395 became eligible for sale pursuant to Rule 144 commencing March 1996 and the balance (not including the 857,143 shares being registered hereby) became eligible for sale commencing May 19, 1996. The Company is unable to predict the effect that sales made under Rule 144 or otherwise may have on the market prices of the Common Stock prevailing at the time of any such sales.

     Adverse Consequences Associated with Substantial Shares of Common Stock Reserved for Issuance. As of June 24, 1996, the Company had reserved an aggregate of 2,393,500 shares as follows: (i) 253,500 shares of Common Stock reserved for issuance upon exercise of options previously granted under the Company's 1993 Stock Option Plan, (ii) 1,800,000 shares of Common Stock reserved for issuance upon exercise of warrants held by the public (the "Public Warrants"), and (iii) 340,000 shares of Common Stock reserved for issuance upon exercise of warrants held by GKN Securities Corp. (the "GKN Warrants") to purchase 170,000 "Units," each Unit consisting of one share of Common Stock and one warrant to purchase one share of Common Stock. Should a significant portion of such warrants and options be exercised and become freely tradeable, the resulting increase in the amount of the Common Stock in the public market may have the effect of reducing the market price thereof.

     Possible Adverse Effect of Issuance of Preferred Stock; Anti-Takeover Provisions. The Company has an authorized class of 1,000,000 shares of preferred stock which may be issued by the Board of Directors on such terms and with such rights, preferences and designations as the Board may determine. Issuance of such preferred stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control of the Company. In addition, the Company's Certificate of Incorporation provides for a classified board of directors which may have the effect of delaying or deterring certain changes in control of the Company. Further, certain "anti-takeover" provisions of the Delaware General Corporation Law, among other things, restrict the ability of stockholders to effect a merger or business combination or obtain control of the Company, and may be considered disadvantageous by a stockholder. The Company is unable to predict the effect that these impediments to the ability of a third party to take over the Company will have on the market price of the Common Stock prevailing from time to time.

     No Dividends. The Company anticipates that all of its earnings in the foreseeable future will be retained to finance the growth of its business and does not intend to pay cash dividends on its Common Stock in the foreseeable future. In addition, the payment of dividends is currently prohibited under the Company's Credit Agreement with Motorola.

     Trading Market. Prior to May 19, 1994, there was no market in the Company's securities. The Common Stock currently trades on the Nasdaq SmallCap Market ("Nasdaq"). There can be no assurance that an active trading market for the Company's securities will be sustained. The absence of an active trading market would reduce the liquidity of one's investment in the Company's securities.

                            THE SELLING STOCKHOLDERS

     The following table sets forth as of June 24, 1996, except as otherwise noted: (i) the name of each Selling Stockholder, (ii) the number of shares of Common Stock owned beneficially or of record by such Selling Stockholder and
(iii) the number of shares of Common Stock offered by such Selling Stockholder hereunder. No Selling Stockholder will beneficially own more than one percent of the outstanding Common Stock upon consummation of the offering contemplated hereby.

                                     Number of Shares           Number of Shares
                                     of Common Stock            of Common Stock
Issued to:                           Beneficially Owned (1)     Offered Hereby
- ----------                           ----------------------     --------------
Allen & Company Incorporated                443,571                 443,571

Glenn Okun (2)                              114,286                 114,286

American Diversified Enterprises,
 Inc. (3)                                    61,324                  61,324

Bruce Allen                                  57,143                  57,143

Susan Allen                                  61,324                  61,324

Paul Gould                                   17,282                  17,282

John Schneider                               20,305                  20,305

Harold Wit                                   15,331                  15,331

Philip Scaturro                              15,331                  15,331

Nancy Peretsman                              15,331                  15,331

Robert Mackie                                20,305                  20,305

Mary Cullen                                   4,181                   4,181

Brian Murphy                                 11,429                  11,429

- ----------

(1) Unless otherwise noted, all shares are beneficially owned, and sole voting power and investment power is held by, the person named.

(2) Mr. Okun's wife is the beneficial owner of 2,500 shares, as to which Mr. Okun disclaims beneficial ownership.

(3)  Beneficially owned by Terry Allen Kramer.

                              PLAN OF DISTRIBUTION

     The distribution of the Common Stock by the Selling Stockholders or by their respective pledgees, donees, transferees or other successors in interest may be effected from time to time in one or more transactions for their own accounts (which may include block transactions) on Nasdaq or any exchange on which the Common Stock may then be listed, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), through short sales, sales against the box, puts and calls and other transactions in securities of the Company or other derivatives thereof, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling shares of Common Stock to or through broker-dealers, including broker-dealers who may act as underwriters, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares of Common Stock for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders may also sell Common Stock pursuant to Rule 144 promulgated under the Securities Act or pledge shares of Common Stock as collateral for margin accounts, and such shares of Common Stock could be resold pursuant to the terms of such accounts. The Selling Stockholders and any participating brokers and dealers may be deemed to be "underwriters" as defined in Section 2(11) of the Securities Act.

     In order to comply with certain state securities laws, if applicable, the Common Stock will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

     The Company has agreed to bear all expenses, other than selling commissions and fees, in connection with the registration and sale of the shares of Common Stock being offered by the Selling Stockholders.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Common Stock being offered hereby.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Phillips Nizer Benjamin Krim & Ballon LLP, New York, New York.

                                     EXPERTS

     The financial statements and financial statement schedule of the Company as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 and for the period from inception to December 31, 1995, incorporated by reference in this registration statement, have been incorporated herein in reliance on the report, Berenson & Company L.L.P., certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART II

Item 14. Other Expenses of Issuance and Distribution.

         The estimated expenses in connection with this offering are:

         SEC registration fee..............................  $    849.75
         Legal fees and expenses...........................    15,000.00
         Blue Sky fees and expenses........................     1,000.00
         Accounting........................................     5,000.00
         Miscellaneous.....................................     2,000.00
                                                             -----------
         Total ............................................  $ 23,849.75
                                                             ===========

     The Company has agreed to bear all expenses, other than selling commissions and fees, in connection with the registration and sale of the shares of Common Stock being offered by the Selling Stockholders in this offering.

Item 15. Indemnification of Directors and Officers.

     The Company has included in its Certificate of Incorporation provisions to limit the personal liability of its officers and directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. The Company's Certificate of Incorporation provides that Directors of the Company will not be personally liable for monetary damages for breach of their fiduciary duty of directors, except for liability (i) for any breach of their duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The By-Laws of the Company also provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

     The indemnification provided by the Company's By-laws would provide coverage for claims arising under the Securities Act and the Exchange Act. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the company pursuant its Certification of Incorporation or By-laws, or the Delaware General Corporation Law, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 16. Exhibits.

5        Opinion of Phillips Nizer Benjamin Krim & Ballon LLP.

23.1     Consent of Phillips Nizer Benjamin Krim & Ballon LLP (included in
         Exhibit 5).

23.2     Consent of Berenson & Company L.L.P.

Item 17. Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment of this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement of any material change to such information in the registration statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The Registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 30th day of June, 1996.


                                           PAGING PARTNERS CORPORATION



                                           By: /s/ Richard J. Giacchi
                                               -----------------------------
                                               Richard J. Giacchi, President


       Signature                      Titles                       Date
       ---------                      ------                       ----


/s/ Leonard D. Fink           Chairman of the Board of Directors   June 30, 1996
- -----------------------
Leonard D. Fink


/s/ Richard J. Giacchi        President, Director and Principal    June 30, 1996
- -----------------------       Executive Officer
Richard J. Giacchi


/s/ Jeffrey M. Bachrach       Vice President, Treasurer,           June 30, 1996
- -----------------------       Assistant Secretary, and Principal
Jeffrey M. Bachrach           Financial and Accounting Officer

/s/ Robert Davidoff           Director                             June 30, 1996
- -----------------------
Robert Davidoff


/s/ Monte Engler              Director                             June 30, 1996
- -----------------------
Monte Engler


/s/ Rochelle B. King          Director                             June 30, 1996
- -------------------------
Rochelle B. King

                                  EXHIBIT INDEX

Exhibit No.         Exhibit
- -----------         -------
5                   Opinion of Phillips Nizer Benjamin Krim
                    & Ballon LLP regarding legality.

23.1                Consent of Phillips Nizer Benjamin Krim
                    & Ballon LLP (included in Exhibit 5).

23.2                Consent of Berenson & Company LLP.